EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2004, accompanying the consolidated financial statements included in the Annual Report of Onyx Acceptance Corporation on Form 10-K for the fiscal year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Onyx Acceptance Corporation on Form S-8 (File No. 333-11453, effective July 5, 1996, File No. 333-65204, effective July 16, 2001, File No. 333-67799, effective November 28, 1998, File No. 333-74772, effective December 7, 2001, File No. 333-91964, and effective July 3, 2002, File No. 333-105973, effective June 10, 2003), and Form S-3 (File No. 333-109545, effective January 29, 2004).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
March 29, 2004